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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

  CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934.


                     Date of Report          February 15, 2002


                         SBA COMMUNICATIONS CORPORATION
                         ------------------------------
             (Exact name of registrant as specified in its charter)


            Florida                       000-30110             65-0716501
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(State or other jurisdiction of    Commission File Number   (I.R.S. Employer
incorporation or organization)                              Identification No.)


5900 Broken Sound Boulevard NW                                     33487
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 (Address of principal executive                                 (Zip code)
           offices)


                                 (561) 995-7670
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              (Registrant's telephone number, including area code)


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Item 5     Other Information

           SBA Communications Corporation announced today that it anticipates reducing capital expenditures for new tower development activities in 2002 and suspending any material new investment for additional towers.

           SBA anticipates reducing the number of towers built or acquired in 2002 from 400 - 600 to 250 - 350. Under current capital markets conditions, the Company does not anticipate building or buying a material number of new towers beyond those it is currently contractually obligated to build or buy. The Company expects approximately 150 new towers to be built or acquired in the first quarter of 2002 and the remainder of its obligations to build or buy towers to be satisfied later in 2002. A portion of the Company's workforce will be reduced, and certain offices will be closed, substantially all of which were primarily dedicated to SBA's new tower development activities. The Company anticipates incurring a non-recurring charge in the first quarter of 2002 estimated to be between $30 million and $65 million for costs carried on the Company's balance sheet as new tower build and acquisition work-in-process, severance payments, office closings and other items. The amount of the charge will be determined primarily by the fair value of SBA's new tower backlog and work-in-process with respect to those towers it chooses not to build or buy.

           As a result of these actions, SBA is adjusting its full year 2002 financial guidance as follows:

                                           Prior Guidance         New Guidance
                                           --------------         ------------
                                        ($ in millions except per share amounts)

           Site Leasing Revenues            $145 to $160         $145 to $160
           Services Revenues                $135 to $155         $120 to $155
           Total Revenues                   $280 to $315         $265 to $315
           EBITDA/(1)/                       $86 to $100          $82 to $100
           Depreciation & Amortization        $85 to $90           $85 to $90
           Net Interest Expense              $90 to $100           $87 to $97
           Cash Interest Expense              $61 to $67           $58 to $66
           Net Loss Per Common Share      $2.00 to $2.20       $2.90 to $3.20
           Cash Capital Expenditures        $130 to $180          $85 to $135

           /(1)/ Earnings before interest, taxes, depreciation, amortization, non-cash compensation and anticipated non-recurring charge


           SBA reaffirms its revenue and EBITDA guidance for the fourth quarter of 2001 of $65 to $70 million and $18.5 to $20.5 million, respectively, and will be releasing its results for the fourth quarter of 2001 and full year 2001 on February 27, 2002. At December 31, 2001, SBA owned 3,734 towers, had net debt of $834 million and liquidity (cash plus full availability under its revolving line of credit) of approximately $200 million. At December 31, 2002 the Company expects to own approximately 4,000 to 4,100 towers and have net debt of $955 to $980 million. The Company expects to have liquidity (cash plus full availability under its revolving line of credit) of $85 to $110 million at year-end 2002 and to have positive free cash flow in early 2003.

Item 7     Financial Statements and Exhibits

           99.1    Press release dated February 6, 2002


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


February 15, 2002                      /s/ John F. Fiedor
                                       ------------------
                                       John F. Fiedor
                                       Chief Accounting Officer